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                                   EXHIBIT 8
                     TAX OPINION OF KILPATRICK STOCKTON LLP

                            KILPATRICK STOCKTON LLP
                                ATTORNEYS AT LAW
                                   Suite 2800
                             1100 Peachtree Street
                          Atlanta, Georgia  30309-4530
                            Telephone: 404.815.6500
                            Facsimile: 404.815.6555

June  ___, 1998


JW Charles Financial Services, Inc.
980 North Federal Highway
Suite 210
Boca Raton, Florida  33432

Gentlemen:

     We have acted as special tax counsel to JW Charles Financial Services, Inc., a Florida corporation (the "Company" or "JWCFS"), in connection with the registration under the Securities Act of 1933, as amended, on Form S-4, File No. 333-28809 (the "Registration Statement"), of 49,600 shares of the common stock, $0.001 par value per share, of JWCFS ("JWCFS Common Stock") for issuance in connection with the merger (the "Merger") of The Americas Growth Fund, Inc. ("AGRO") with and into the Company. Capitalized terms used and not otherwise defined in this letter have the meanings set forth in the Prospectus forming part of the Registration Statement.

     We are delivering this opinion at your request in our capacity as such special tax counsel. In connection with this opinion, we have examined originals or certified, conformed, or reproduction copies of the Registration Statement, without independent verification or investigation, have relied upon the accuracy thereof. We also have examined originals or certified, conformed, or reproduction copies of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, and, without independent investigation or verification, have relied upon the accuracy thereof.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the conformity to final versions of all items submitted to us in draft version. In making our examination of documents executed by parties other than the Company, we have assumed that such parties have the power, corporate or otherwise, to enter into and perform all obligations thereunder, and also have assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties.

     We also have assumed, without independent verification or investigation, that (i) we have been provided with true, correct, and complete copies of the foregoing documents, (ii) none of such documents has been amended or modified,
(iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents that affect the opinions hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of, and accountants for, the Company and others.
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     Our opinion is conditioned upon, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations referred to above.

     Based upon and subject to the foregoing, (i) we adopt the discussion set forth under the caption "THE MERGER--Material Federal Income Tax Consequences" in the Prospectus as our opinion with respect to the material United States federal income tax consequences of the Merger, and (ii) in our opinion such discussion accurately describes the material United States federal income tax consequences of the acquisition, ownership and disposition of JWCFS Shares in such transaction. Such discussion is limited to the material United States federal income tax consequences, and it does not purport to discuss all possible federal income tax consequences, or any state, local or foreign tax consequences, of the acquisition, ownership and disposition of JWCFS Shares in such transaction. We express no opinion as to any U.S. federal income tax consequence other than as specifically set forth herein, and we express no opinion with respect to any tax issue arising under state, local, or foreign tax provisions.

     This opinion is not binding on the Internal Revenue Service (the "Service"), and no ruling has been or will be requested from the Service as to any U.S. federal tax consequence described above. This opinion is based upon our best interpretation of current provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Department regulations promulgated thereunder, as well as existing court decisions and administrative rulings, and sets forth the conclusions we believe would be reached by a court if the issues were properly briefed and presented to it. We can provide no assurance that the applicable law will not change in a manner that will adversely affect these consequences, or that any such adverse change would not be applied retroactively. We expressly disclaim any duty to update this letter in the future in the event there are any changes in relevant fact or law that may affect any of our opinions expressed herein.

     We are furnishing the opinions expressed herein for your benefit, and they may not be relied upon, quoted from, or delivered to any person other than AGRO shareholders and their legal counsel without our express, prior written consent. We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus contained therein. In giving this consent, we do not admit that we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                                     Very truly yours,

                                     KILPATRICK STOCKTON LLP



                                     By:  /s/ Lynn E. Fowler
                                          ------------------
                                          Lynn E. Fowler, A Partner